NUTRACEA ANNOUNCES SECOND QUARTER CONFERENCE CALL

Company Reconfirms Revenue Guidance for Second Quarter

All Construction Projects Are on Schedule

For Immediate Release

PHOENIX, AZ., July 31, 2008 - NutraCea (OTC Bulletin Board: NTRZ), a world leader in stabilized rice bran (SRB), nutrient research and technology, announced today that it will release its second quarter results on Monday, August 11, 2008, after market close.

Management will host a conference call at 5:30 p.m. ET on Monday, August 11 to review second quarter financial results. Interested parties should dial 800-257-1927. International callers should dial 303-262-2138

The call is also available via a Webcast that can be accessed at:  http://www.investorcalendar.com/IC/CEPage.asp?ID=132444 and will be archived for 30 days.

The Company previously provided guidance on the first quarter conference call May 12, 2008 for revenues for the second quarter to be between $9 and $10 million. The Company is pleased to report that it will meet or exceed this guidance for the second quarter and that all of its previously announced construction projects are on schedule.

Management is continuing to evaluate various financing options available to them to fund the construction of the world’s largest rice bran oil refinery in China and expects to announce the appropriate financing option before September 30, 2008.

About NutraCea
NutraCea is a leader in stabilized rice bran nutrient research and dietary supplement development. Through its wholly owned subsidiary, RiceX, the Company manufactures and distributes products and food ingredients made from rice bran through its proprietary technology and processes. NutraCea has developed intellectual properties to create a range of proprietary product formulations, delivery systems and whole food nutrition products. The Company’s proprietary technology enables the creation of food and nutrition products from rice bran, normally an underutilized by-product of standard rice processing. In addition to its whole foods products, NutraCea develops families of health-promoting "nutraceuticals," including natural arthritis relief and cholesterol-lowering products. More information can be found in the Company's filings with the SEC and at its Web site http://www.NutraCea.com.

Forward-Looking Statements
This release contains forward-looking statements, including, but not limited to, statements regarding the rice oil refinery in China, and the expected announcement of the appropriate financing option for the construction of that facility, which statements are subject to many market, governmental regulation, and other risks. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic reports.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com